EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2009 Second Quarter and Six Months Financial Results
•	Consolidated net sales were $1.95 billion in 2Q09 and $3.50 billion in six months

•	Selling, general & administrative expenses were $24.0 million below 2Q08 and $66.8 million below 2008 six months

•	EPS was $1.35 in 2Q09, compared to guidance of $1.20 to $1.45, and $1.66 in six months

•	Net operating cash for six months was $266.4 million versus $262.8 million last year

•	EPS range $1.15 to $1.45 for 3Q09; updating full year EPS guidance to $3.30 to $3.80
CLEVELAND, OHIO, July 21, 2009 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2009. Compared to the same periods in 2008, consolidated net sales decreased $281.7 million, or 12.6%, to $1.95 billion in the quarter and decreased $512.7 million, or 12.8%, to $3.50 billion in six months due primarily to weak paint sales volume. Unfavorable currency translation rate changes decreased consolidated net sales 2.2% in the quarter and 2.6% in six months while acquisitions added less than 1.0% to consolidated net sales in the quarter and six months.
Diluted net income per common share in the quarter decreased to $1.35 per share from $1.45 per share in 2008 and decreased in six months to $1.66 per share from $2.07 per share last year. Last year, asset impairment charges of approximately $.12 per share were recorded in the second quarter. In the quarter, currency translation rate changes reduced diluted net income per common share by approximately $.03 per share and acquisitions had no significant impact. In six months, acquisitions and currency translation rate changes, combined, reduced diluted net income per common share by approximately $.05 per share. Diluted net income per common share decreased in the quarter and six months due primarily to lower sales volume, reduced fixed cost absorption associated with lower manufacturing volume and incremental site exit costs partially offset by favorable product sales mix, selling, general and administrative expense control and a lower effective tax rate.
Net sales in the Paint Stores Group decreased 13.7% to $1.17 billion in the quarter and 13.3% to $2.07 billion in six months due primarily to weak architectural paint sales volumes in the domestic new residential, residential repaint, commercial and DIY markets and significantly lower sales in industrial coatings and non-paint categories. Net sales from stores open for more than twelve calendar months decreased 13.5% in the quarter and 13.1% in six months over last year’s comparable periods. Paint Stores Group segment profit decreased to $193.5 million in the quarter from $210.4 million last year and to $250.1 million in six months from $293.7 million last year due primarily to lower sales volume partially offset by the effect of price increases over the last eighteen months, reductions in selling, general and administrative expenses and second quarter 2008 impairment charges of $20.4 million. Segment profit as a percent to net sales increased in the quarter to 16.5% from 15.5% last year and decreased in six months to 12.1% from 12.3% in six months of 2008.

Net sales of the Consumer Group decreased 4.5% to $366.5 million in the quarter and 2.4% to $654.6 million in six months due primarily to lower volume sales to most of the Group’s retail customers partially offset by additional sales related to new products. Segment profit increased to $66.1 million in the quarter from $58.8 million last year and increased as a percent to net external sales to 18.0% from 15.3% last year due primarily to a favorable sales mix, favorable freight and other distribution costs and a second quarter 2008 impairment charge of $2.7 million. Consumer Group segment profit in six months decreased to $96.3 million from $101.6 million and declined as a percent to net external sales to 14.7% from 15.1% last year due primarily to reduced fixed cost absorption from lower manufacturing and distribution volume and incremental site exit costs partially offset by good expense control. Two acquisitions in the Consumer Group had no significant impact on net sales or segment profit.
The Global Finishes Group’s net sales stated in U.S. dollars decreased 16.2% to $409.7 million in the quarter and 18.8% to $772.2 million in six months due primarily to lower paint sales volume and unfavorable currency translation rate changes that were partially offset by acquisitions and selling price increases. In the quarter and six months, unfavorable currency translation rate changes decreased net sales of the Global Finishes Group in U.S. dollars by 8.5% and 9.5%, respectively, and acquisitions increased net sales by 1.6% and 2.0%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter decreased to $31.2 million from $48.0 million and decreased in six months to $36.5 million from $91.1 million last year. Unfavorable currency translation rates and acquisitions had a negative effect of $5.9 million on segment profit in the quarter and $8.4 million in six months. Segment profit declined in the quarter and six months primarily due to reductions in sales and unfavorable operating efficiencies related to lower manufacturing volume partially offset by good expense control. Last year, a second quarter goodwill impairment charge of $.8 million was recorded. As a percent to net external sales, segment profit was 7.6% in the quarter versus 9.8% last year and 4.7% in six months compared to 9.6% in 2008.
The Company acquired 0.5 million shares of its common stock through open market purchases in the quarter and 1.0 million shares in six months. The Company had remaining authorization at June 30, 2009 to purchase 18.75 million shares.
Commenting on the second quarter and six months financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We continue to manage through this unprecedented downturn in global paint demand that has affected virtually every segment of the market. While we remain disappointed by our sales and earnings results in the second quarter and first half of 2009, we are encouraged by the significant progress we have made in many other areas of the company. Our management teams have taken decisive action to streamline their operations in response to deteriorating market conditions. We believe we have gained share in most segments of the market and we are positioned to emerge from this recessionary cycle more efficient and more responsive to needs of our customers.
“As a result of lower paint demand, our Paint Stores Group has undertaken appropriate expense reduction measures but still remains focused on providing superior, knowledgeable customer service and gaining business in all markets and product lines. Our Consumer Group faces many of the same overall market challenges as Paint Stores Group but they have managed to offset some of the market volume softness with new product introductions. Many of the difficult steps Consumer Group has taken to bring fixed costs into line with volumes are starting to show results and we will continue to control our operating costs until manufacturing volumes return to levels that will support more normal profitability for the Group. We also continued to see declines in paint demand in our Global Finishes Group but we are pleased with the way management and employees in that Group controlled spending and reduced inventories in relation to sales levels during some very difficult and challenging economic and financial conditions in many of the countries in which we do business.

“During these periods of reduced volume demand, our operating groups have shown great discipline in controlling their spending and managing their working capital. In the first six months of 2009, our selling, general and administrative expenses were below last year in dollars spent by nearly $67 million and our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at June 30, 2009 improved to 13.0% from 14.1% last year. We are continuing to invest in our business. For the year, we expect our Paint Stores Group to open 40 to 50 new stores while slowing the rate at which we close redundant store locations. We acquired five separate companies since the beginning of 2008, including Inchem in Southeast Asia, Euronavy in Portugal and Altax in Poland. Although these acquisitions, along with two domestic acquisitions, had just a small impact on our second quarter and six months consolidated sales and operating results, they increase our breadth of product offerings, expand our global reach and are important assets to our world-wide presence. During the quarter, we continued to buy shares of our stock and pay a cash dividend of $.355 per common share — more than our target rate of 30% of prior year’s diluted net income per common share. Our balance sheet continues to be fiscally sound and capable of financing our planned business operations and growth in the foreseeable future.
“During the third quarter of 2009, we anticipate consolidated net sales will be 10% to 13% below last year’s third quarter. We expect diluted net income per common share for the third quarter will be in the range of $1.15 to $1.45 per share compared to $1.52 per share in 2008. For the full year 2009, we anticipate consolidated net sales will be 11% to 12.5% lower than 2008. With sales at that level, we expect diluted net income per common share for full year 2009 will be in the range of $3.30 to $3.80 per share compared to $4.00 per share earned in 2008.”
The Company will conduct a conference call to discuss its financial results for the second quarter and six months and its outlook for the third quarter and full year 2009 at 11:00 a.m. ET today, July 21, 2009. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 21st release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, August 10, 2009 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:
Robert Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
Thousands of dollars, except per share data	2009	2008	2009	2008

Net sales	$1,947,827	$2,229,545	$3,498,504	$4,011,227
Cost of goods sold	1,052,485	1,256,642	1,922,556	2,257,816
Gross profit	895,342	972,903	1,575,948	1,753,411
Percent to net sales	46.0%	43.6%	45.0%	43.7%
Selling, general and administrative expenses	653,001	676,984	1,261,849	1,328,691
Percent to net sales	33.5%	30.4%	36.1%	33.1%
Other general expense — net	3,051	1,280	13,456	1,395
Impairment of trademarks and goodwill		23,912		23,912
Interest expense	10,356	18,133	22,558	35,806
Interest and net investment income	(659)	(878)	(1,295)	(1,394)
Other income — net	(2,530)	(2,700)	(3,636)	(4,200)

Income before income taxes	232,123	256,172	283,016	369,201
Income taxes	74,100	84,489	87,714	119,572

Net income	$158,023	$171,683	$195,302	$249,629

Net income per common share:
Basic	$1.37	$1.48	$1.69	$2.12

Diluted	$1.35	$1.45	$1.66	$2.07

Average shares outstanding — basic	115,196,891	116,220,461	115,571,760	117,859,378

Average shares and equivalents outstanding — diluted	117,294,437	118,684,720	117,487,051	120,379,140

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 21st release.